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   Contact:                                              FOR IMMEDIATE RELEASE
Lilly Donohue
(212) 798-6118


      Global Signal Announces Closing of Public Offering of Common Stock


SARASOTA, Fla., May 9, 2005 -- Global Signal, Inc. (NYSE:GSL) today announced the closing of its previously announced underwritten public offering of common stock. Global Signal has issued and sold a total of 6,325,000 shares of its common stock, including 575,000 shares sold pursuant to the exercise by the underwriters of their over-allotment option, at a public offering price of $30.70 per share. Global Signal received net proceeds from the sale of such shares of approximately $183.0 million.

Morgan Stanley & Co. Incorporated and Banc of America Securities LLC acted as joint book-running managers and as representatives for the underwriters of this offering. Citigroup, Raymond James and Blaylock & Company Inc. acted as co-managers. Copies of the prospectus related to the offering may be obtained from the prospectus department of Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036 or from the prospectus department of Banc of America Securities LLC, 9 West 57th Street, 22nd Floor, New York, NY 10019.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Global Signal currently owns or manages over 4,100 wireless communications towers and other communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Global Signal and to be added to our e-mail distribution list, please visit http://www.gsignal.com.